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EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Evolution Petroleum Corporation
2500 City West Blvd., Suite 1300
Houston, Texas 77042

        The firm of W.D. Von Gonten & Co. consents to the incorporation by reference in this Registration Statement on Form S-8 of the use of its name and to the use of its report regarding Evolution Petroleum Corporation Proved Reserves and Future Net Revenues "as of July 1, 2005 through July 1, 2007" in the relevant pages of the 10-KSB of Evolution Petroleum Corporation for the fiscal year ended June 30, 2007.

        W.D. Von Gonten & Co. has no interests in Evolution Petroleum Corporation or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer or employee otherwise connected with Evolution Petroleum Corporation. Evolution Petroleum Corporation does not employ us on a contingent basis.

Yours truly,
W.D. VON GONTEN & CO.
/s/ William D. Von Gonten, Jr.
By: William D. Von Gonten, Jr.
TX #73244
Its: President
June 27, 2008

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  EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS